Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan, 2013 Stock Option and Incentive Plan, and 2013 Employee Stock Purchase Plan of Foundation Medicine, Inc. of our report dated June 24, 2013, except for Note 14, as to which the date is September 12, 2013, with respect to the financial statements of Foundation Medicine, Inc. included in its Registration Statement (Form S-l No. 333-190226) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 25, 2013